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                                                                   Exhibit 99(a)

                 BOBBIE GAUNT ELECTED TO ADVO BOARD OF DIRECTORS

Windsor, CT - August 29, 2002 -- ADVO, Inc. (NYSE: AD) announced the election of Bobbie Gaunt, 55, to the Company's Board of Directors. Ms. Gaunt recently retired from her position as President and Chief Executive Officer of Ford Motor Company of Canada. During her tenure, Ford Canada went from double-digit losses to profitability, while achieving the highest employee satisfaction rate of any unit within Ford.

"Ms. Gaunt brings strong business leadership, operational skill, finance discipline, and a focus on people to our Board at ADVO," said Gary Mulloy, ADVO's Chairman and Chief Executive Officer. "Her broad knowledge of business issues and perspective of having run a $32 billion business that included sales, marketing, retail and manufacturing operations will be a great benefit to our business," he added.

In addition to her ADVO board membership, Ms. Gaunt is a member of the Board of Directors of The Great Atlantic & Pacific Tea Company, and of the Board of Visitors of the Katz Business School, University of Pittsburgh.

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1.1 billion. The Company's shared mail advertising programs are distributed nationally to over 100 million households. This includes its core ShopWise(TM) branded programs distributed on a weekly and monthly basis, the reach of its ADVO National Network Extension (A.N.N.E.) programs, and its local neighborhood SuperCoups(R) advertising solutions. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing and Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 118 children. ADVO has 22 mail processing facilities and 60 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

CONTACT:
Chris Hutter
Vice President, Investor Relations
ADVO, Inc.
(860) 285-6424